EXHIBIT 99.1

XBiotech to Provide Second Quarter Business Update

AUSTIN, Texas, July 15, 2015 (GLOBE NEWSWIRE) -- XBiotech Inc., (NASDAQ:XBIT), the world's leading developer of next-generation True Human™ therapeutic antibodies, will host its inaugural quarterly business update conference call and live webcast on July 28, 2015, at 8:30am Eastern Time. The Company is hosting this quarterly update in the context of its achievement of very significant milestones both in the clinic and with its R&D programs.

John Simard, President and CEO of XBiotech, stated, "We are eager to provide an update where we can review the remarkable accomplishments we have made over our first quarter as a public company. There is nothing but good news to report and the Company's programs are firing on all cylinders. There is indeed tremendous excitement for our programs in cancer and infectious disease, as well as for our True Human antibody platform. With our strong cash position, excellent runway, advanced-stage assets and impressive commercialization infrastructure, the company represents a very compelling case. We look forward to the update call and invite all interested parties to mark the date."

For information on how to access the quarterly update call and live webcast, please visit the Events section of investors.xbiotech.com.

About XBiotech

XBiotech is pioneering a new era in the discovery and development of targeted antibodies based on its True HumanTM technology. The company's mission is to rethink the way antibody medicines are discovered and commercialized by advancing its robust pipeline of truly natural human antibodies for treating serious diseases such as cancer, inflammatory conditions and infectious diseases. XBiotech's lead product, Xilonix™, is a potential breakthrough antibody therapy that is currently the subject of two pivotal clinical studies for treating patients with advanced colorectal cancer. Xilonix specifically targets and neutralizes interleukin-1 alpha (IL-1a), a molecule known to promote angiogenesis, growth and spread of tumors, as well as mediate symptoms such as metabolic dysregulation, fatigue and anxiety associated with advanced cancer. XBiotech's broad pipeline of True Human antibodies is able to potentially deliver unmatched safety and efficacy because they are cloned directly from individual donors who possess natural immunity against certain targeted diseases. As such, True Human antibodies retain their natural physiology and tolerance profile, having passed the rigors of immune selection in the body. For more information, visit www.xbiotech.com.

CONTACT: Ashley Otero
         XBiotech
         aotero@xbiotech.com
         512.386.2930

         Tiberend Strategic Advisors, Inc.:

         Joshua Drumm, Ph.D. (investors)
         jdrumm@tiberend.com
         212.375.2664

         Janine McCargo (media)
         jmccargo@tiberend.com
         646.604.5150